Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-223690) and Form S-8 (No. 333-187053) of The ExOne Company and Subsidiaries of our report dated March 15, 2019, relating to the consolidated financial statements of The ExOne Company and Subsidiaries as of December 31, 2018 and 2017 and for each of the years in the two-year period then ended and the effectiveness of internal control over financial reporting as of December 31, 2018, which appears in this Annual Report on Form 10-K.

/s/ Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania

March 15, 2019